Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
December 27, 2012

LAKES ENTERTAINMENT, INC. ANNOUNCES
HIRING OF GENERAL MANAGER FOR ROCKY GAP

MINNEAPOLIS, December 27, 2012 - Lakes Entertainment, Inc. (LACO) announced today that Evitts Resort, LLC, its wholly owned subsidiary, hired Scott Just as general manager of Rocky Gap Lodge & Golf Resort (“Rocky Gap”), beginning 2013.  Mr. Just has over 20 years of gaming and hospitality industry experience and is currently the Vice President of Gaming for Lakes Entertainment (“Lakes”).  Mr. Just has held various positions with Lakes and Grand Casinos since the early 1990’s.  In addition, Mr. Just has held senior level positions with IGT and Harrah’s.  Mr. Just will oversee the daily operations of Rocky Gap including the gaming facility which is currently under development and is expected to open in the second quarter of 2013.  In addition to his duties at Rocky Gap, Mr. Just will continue to coordinate gaming related activities at Lakes.

Rocky Gap is a AAA four-diamond resort, which includes a hotel, spa, two restaurants and the only Jack Nicklaus golf course in Maryland.   Rocky Gap is currently undergoing renovation of existing convention space and upon completion, will also feature a gaming facility with approximately 550 video lottery terminals, a casino bar and a new lobby food and beverage outlet.

“Scott has a wealth of gaming experience that will be invaluable in his new position,” stated Tim Cope, President and CFO of Lakes.  “We believe his background in gaming, in addition to his understanding of how Lakes operates its casinos, makes him an ideal fit for the position of general manager at Rocky Gap.  We look forward to continuing to work with Scott in making this project a success.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Lodge & Golf Resort near Cumberland, Maryland.  Lakes has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC’s casino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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